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________________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                 SCHEDULE 14D-1
              TENDER OFFER STATEMENT PURSUANT TO SECTION 14(D)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                                AMENDMENT NO. 1


                            ------------------------

                     EMPRESA NACIONAL DE ELECTRICIDAD S.A.
                           (NAME OF SUBJECT COMPANY)

                       DUKE ENERGY INTERNATIONAL, L.L.C.
                            DUKE ENERGY CORPORATION
                                   (BIDDERS)

               COMMON STOCK, NO PAR VALUE
             (INCLUDING THAT REPRESENTED BY
              AMERICAN DEPOSITARY SHARES)                                        29244T101
             (TITLE OF CLASS OF SECURITIES)                        (CUSIP NUMBER OF CLASS OF SECURITIES)

                              CAROL GRAEBNER, ESQ.
                                GENERAL COUNSEL
                       DUKE ENERGY INTERNATIONAL, L.L.C.
                             5400 WESTHEIMER COURT
                           HOUSTON, TEXAS 77056-5310
                           TELEPHONE: (713) 627-6542
                           FACSIMILE: (713) 627-5219
          (NAME, ADDRESS AND TELEPHONE NUMBER OF PERSON AUTHORIZED TO
            RECEIVE NOTICES AND COMMUNICATIONS OF BEHALF OF BIDDERS)

                            ------------------------

                                    COPY TO:
                            FREDERICK S. GREEN, ESQ.
                             ELLEN J. ODONER, ESQ.
                           WEIL, GOTSHAL & MANGES LLP
                                767 FIFTH AVENUE
                         NEW YORK, NEW YORK 10153-0119
                           TELEPHONE: (212) 310-8000
                           FACSIMILE: (212) 310-8007



________________________________________________________________________________

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  CUSIP No. 29244T101             14D-1             Page 2 of

           1     NAME OF REPORTING PERSONS:                       DUKE ENERGY INTERNATIONAL L.L.C.
                 S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS: 56-2051206
           2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                           (a) [x]
                                                                                             (b) [ ]
           3     SEC USE ONLY
           4     SOURCE OF FUNDS:                                                    AF
           5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            N/A         [ ]
                 PURSUANT TO ITEMS 2(e) OR 2(f):
           6     CITIZENSHIP OR PLACE OF ORGANIZATION:            STATE OF DELAWARE
           7     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON                                                               O
           8     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES                N/A        [ ]
                 CERTAIN SHARES
           9     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                    N/A
          10     TYPE OF REPORTING PERSON                                             OO

                                       2






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  CUSIP No. 29244T101             14D-1             Page 3 of

           1     NAME OF REPORTING PERSONS:                         DUKE ENERGY GLOBAL ASSET DEVELOPMENT, INC.
                 S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:   88-0366429
           2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                               (a) [x]
                                                                                                                 (b) [ ]
           3     SEC USE ONLY
           4     SOURCE OF FUNDS:                                                    AF
           5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            N/A
                 PURSUANT TO ITEMS 2(e) OR 2(f):
           6     CITIZENSHIP OR PLACE OF ORGANIZATION:               STATE OF NEVADA
           7     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON                                                              O
           8     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES               N/A                             [ ]
                 CERTAIN SHARES
           9     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                   N/A
          10     TYPE OF REPORTING PERSON                                            CO


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  CUSIP No. 29244T101                14D-1                 Page 4 of

           1     NAME OF REPORTING PERSONS:                        DUKE ENERGY SERVICES, INC.
                 S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:  48-0650320
           2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                           (a) [x]
                                                                                             (b) [ ]
           3     SEC USE ONLY
           4     SOURCE OF FUNDS:                                                    AF
           5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            N/A         [ ]
                 PURSUANT TO ITEMS 2(e) OR 2(f):
           6     CITIZENSHIP OR PLACE OF ORGANIZATION:              STATE OF DELAWARE
           7     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON                                                              O
           8     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES               N/A         [ ]
                 CERTAIN SHARES
           9     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                   N/A
          10     TYPE OF REPORTING PERSON                                            CO


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  CUSIP No. 29244T101                14D-1            Page 5 of

           1     NAME OF REPORTING PERSONS:                        PANENERGY CORP.
                 S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:  74-2150460
           2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                           (a) [x]
                                                                                             (b) [ ]
           3     SEC USE ONLY
           4     SOURCE OF FUNDS:                                                    AF
           5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED            N/A         [ ]
                 PURSUANT TO ITEMS 2(e) OR 2(f):
           6     CITIZENSHIP OR PLACE OF ORGANIZATION:              STATE OF DELAWARE
           7     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON                                                              O
           8     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES               N/A         [ ]
                 CERTAIN SHARES
           9     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                   N/A
          10     TYPE OF REPORTING PERSON                                            CO

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  CUSIP No. 29244T101                  14D-1              Page 6 of

           1     NAME OF REPORTING PERSONS:                          DUKE CAPITAL  CORPORATION
                 S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:    51-0282142
           2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                           (a) [x]
                                                                                             (b) [ ]
           3     SEC USE ONLY
           4     SOURCE OF FUNDS:                                              BK, WC, OO
           5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      N/A               [ ]
                 PURSUANT TO ITEMS 2(e) OR 2(f):
           6     CITIZENSHIP OR PLACE OF ORGANIZATION:                STATE OF DELAWARE
           7     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON                                                        O
           8     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES         N/A               [ ]
                 CERTAIN SHARES
           9     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)             N/A
          10     TYPE OF REPORTING PERSON                                      CO


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  CUSIP No. 29244T101               14D-1              Page 7 of

           1     NAME OF REPORTING PERSONS:                         DUKE ENERGY CORPORATION
                 S.S. OR IRS IDENTIFICATION NO. OF ABOVE PERSONS:   56-0205520
           2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                           (a) [x]
                                                                                             (b) [ ]
           3     SEC USE ONLY
           4     SOURCE OF FUNDS:                                                        N/A
           5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                N/A     [ ]
                 PURSUANT TO ITEMS 2(e) OR 2(f):
           6     CITIZENSHIP OR PLACE OF ORGANIZATION:              STATE OF NORTH CAROLINA
           7     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
                 PERSON                                                                  O
           8     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (7) EXCLUDES                   N/A     [ ]
                 CERTAIN SHARES
           9     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (7)                       N/A
          10     TYPE OF REPORTING PERSON                                                CO


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     This Amendment No. 1 amends and supplements the Tender Offer Statement on
Schedule 14D-1 filed on February 25, 1999 by Duke Energy International, L.L.C., a Delaware limited liability company (the 'BIDDER') and a wholly-owned, indirect subsidiary of Duke Energy Corporation, a North Carolina corporation ('DUKE'), with respect to the offer by Bidder to purchase for cash up to 501,947,400 shares of Common Stock, no par value (the 'SHARES'), of Empresa Nacional de Electricidad S.A. (the 'COMPANY'), a publicly traded stock corporation (sociedad anonima abierta) incorporated under the laws of the Republic of Chile, including Shares represented by American Depositary Shares, each representing 30 Shares and evidenced by American Depositary Receipts.


ITEM 11. MATERIAL TO BE FILED AS EXHIBITS.


   EXHIBIT NUMBER                                              DESCRIPTION
---------------------  -------------------------------------------------------------------------------------------
 Exhibit (a)(12)       English translation of Notice of Intent to Acquire Control dated February 18, 1999, published in La Segunda.

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                                   SIGNATURES

     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated February 26, 1999


                                          DUKE ENERGY INTERNATIONAL, L.L.C.

                                          By:       /s/ BRUCE A. WILLIAMSON
                                             ...................................
                                             Name: Bruce A. Williamson
                                             Title: President and Chief
                                            Executive Officer

                                          DUKE ENERGY CORPORATION

                                          DUKE ENERGY GLOBAL ASSET
                                            DEVELOPMENT, INC.

                                          DUKE ENERGY SERVICES, INC.

                                          PANENERGY CORP.

                                          DUKE CAPITAL CORPORATION

                                          By:       /s/ BRUCE A. WILLIAMSON
                                             ...................................
                                             Name: Bruce A. Williamson
                                             Title: Authorized person

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                                 EXHIBIT INDEX
                                  DESCRIPTION


EXHIBIT NUMBER                                                    DESCRIPTION
--------------------  ---------------------------------------------------------------------------------------------------
 (a)(12)              English translation of Notice of Intent to Acquire Control dated February 18, 1999, published in La
                      Segunda.





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